Code of Ethics Statement

Background
In accordance with Florida regulations, Avory & Company, LLC. (“ACL”) has adopted a code of ethics to:
Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws);
Safeguard material non-public information about client transactions; and
Require “access persons” to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction
As an investment advisory firm, ACL has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. ACL has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.
ACL holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:
Always place the interest of the clients first and never benefit at the expense of advisory clients;
Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships;
Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients;
Fully comply with applicable laws, rules and regulations of federal, state and local governments and other applicable regulatory agencies; and
Proactively promote ethical and honest behavior with ACL including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.
Failure to comply with ACL’s Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm’s directors, officers, and partners are presumed to be access persons.
“Advisers Act” means Investment Advisers Act of 1940.
“Adviser” means ACL.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest” that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member’s account.
“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.
For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
"Reportable security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:
Direct obligations of the Government of the United States;
Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
Shares issued by money market funds;
Shares issued by open-end funds other than reportable funds;
Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Compliance Procedures
Compliance with Laws and Regulations
Supervised persons of ACL must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
To defraud such client in any manner;
To mislead such client, including making any statement that omits material facts;
To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
To engage in any manipulative practice with respect to such client;
To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales
Insider Trading
Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

ACL strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. ACL additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief Compliance Officer (CCO). This policy applies to all of ACL’s employees and associated persons without exception.
Please note that it is the SEC’s position that the term “material non-public information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.
Initial Public Offerings (IPOs)
No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.
Limited or Private Offerings
No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering.

Miscellaneous Restrictions
Blackout Periods
From time to time, representatives of ACL may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of ACL to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, ACL employees will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block or bunch trades.
Margin Accounts
Investment personnel are prohibited from purchasing securities on margin, unless pre-cleared by the CCO.
Option Transactions
Investment personnel are prohibited from purchasing options, unless pre-cleared by the CCO.
Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box”.
Short-Term Trading
Securities held in client accounts may not be purchased and sold, or sold and repurchased, within 30 calendar days by investment personnel.

Prohibited Activities
Conflicts of Interest
ACL has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person’s personal interest interferes, or appears to interfere, with the interests of ACL or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for ACL honestly, objectively and effectively.
While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:
Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty;
Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.
Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.
Political and Charitable Contributions
Supervised persons that may make political contributions, in cash or services, must report each such contribution to the CCO who will compile, and report thereon as required under relevant regulations. Supervised persons are prohibited from considering the adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

Gifts and Entertainment
Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.
No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser without written preapproval by the CCO. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $250 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be of de minimis value if the person or entity providing the entertainment is present.
All gifts, given and received, will be recorded in a log (see Sample 7).
No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.
Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.
Service on Board of Directors
Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of ACL, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.
Confidentiality
Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

Pre-Clearance
For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:
Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity;
The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification;
Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response;
Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring
Holdings Reports (see Sample 8)
Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information:
The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person;
The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;
The date that the report was submitted by the access person.
Transaction Reports (see Sample 9)
Every access person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:
For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;
The nature of the transaction (e.g., purchase, sale);
The price of the security at which the transaction was effected;
The name of any broker, dealer or bank with or through the transaction was effected; The date that the report was submitted by the access person.

Access persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.
Report Confidentiality
Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.
Exceptions to Reporting Requirements
Access persons do not need to submit:
Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;
A transaction report with respect to transactions effected pursuant to an automatic investment plan;
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
Review of Personal Securities
ACL is required by the Advisers Act and applicable state law to review access persons’ initial Holdings report and to do so annually thereafter. Transactions reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports. The CCO’s personal securities transactions and reports shall be reviewed by designated firm personnel (see Exhibit 1).
Access persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Small Advisers
If at any time ACL only has one access person, the person will not be required to submit reports but will maintain records of all holdings and transactions. It is assumed that all trades by the sole access person are reviewed as the trades are entered.

Certification of Compliance

Initial Certification
The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via an ACL attestation statement (see Sample 1) that they have: (a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.
Acknowledgement of Amendments
The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.
Annual Certification
Supervised persons must annually certify via a ACL attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.
The CCO shall maintain records of these certifications of compliance. A template for a ACL supervised person’s attestation statement is included as Sample 1.

Reporting Violations and Whistleblower Provisions
Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):
Noncompliance with applicable laws, rules, and regulations;
Fraud or illegal acts involving any aspect of the firm’s business;
Material misstatements in regulatory filings, internal books and records, clients records or reports;
Activity that is harmful to clients, including fund shareholders;
Deviations from required controls and procedures that safeguard clients and the firm; and
Violations of the firm’s Code of Ethics.
No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties
Training and Education
CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.
Recordkeeping
CCO shall ensure that ACL maintains the following records in a readily accessible place:
A copy of each Code of Ethics that has been in effect at any time during the past five years;
A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm;
Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;
A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;
A record of any decision and supporting reasons for approving the acquisition of securities by access or supervised persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.
Annual Review
CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.
Sanctions
Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly, and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO.

Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:
Letter of censure;
Suspension or termination of employment;
Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit;
     In serious cases, referral to law enforcement or regulatory authorities.

Information Security Policy

Inventory of Technology Infrastructure
On an annual basis, the CCO of ACL will make an inventory of the following:
Physical devices and systems (computers, servers, etc.);
Software platforms and applications (email applications, file management, etc.);
Systems that house client data; and
Third-party contractors that have access to systems, platforms, etc.
ACL’s primary software platforms that may contain client data are summarized below.

Type of System	Name of System
Wealth Management/Operations platform	Black Diamond (by SS&C)
Email Provider / Hosting	GoDaddy
Document Management / Storage	Box
Portfolio Risk Management	Bloomberg & Interactive Brokers Risk Navigator
ACL utilizes cloud-based technology systems, which it believes provide increased information security capabilities including: